Filed pursuant to
                                                                 Rule 424(b) (2)
                                                      Registration No. 333-57364


                                 $30,000,000,000
                                 CITIGROUP INC.
                       Medium-Term Senior Notes, Series E
                    Medium-Term Subordinated Notes, Series E
                 Due Nine Months or More From the Date of Issue

                  Pricing Supplement No. 1, dated June 11, 2001
                (To Prospectus Supplement, dated April 23, 2001,
                      to Prospectus, dated March 30, 2001).

                              DESCRIPTION OF NOTES

         The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citigroup Inc.'s Medium-Term Senior Notes, Series E set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:
----------------

Title of Notes:               Citigroup Inc. Medium-Term Senior Notes, Series E
CUSIP No.                     17306E AD 6
Aggregate
Principal Amount:             $2,500,000,000.00
Issue Price:                  100.00%
Proceeds to Citigroup
  on initial issuance:        $2,499,475,000.00
Issue Date:                   June 14, 2001
Stated Maturity Date:         July 12, 2002
Type of Interest on Note:     Floating Rate
Base Rate:                    LIBOR Telerate
Computation of Interest:      Actual/360
Index Maturity:               1 month
Interest Reset Date:          Interest Payment Date
Rate Determination Date:      2 London banking days prior to the
                              Interest Reset
                              Date
Spread (+/-)                  -3 bps
Initial Interest Rate:        3.96% per annum
Interest Payment Dates:       Monthly, on the 12th of each month (or if such day
                              is not a business day, the next following business
                              day)
First Interest Payment Date:  July 12, 2001
Record Dates:                 The 15th calendar day immediately preceding an
                              Interest Payment Date
Optional Redemption:          No
Salomon Smith Barney Inc.'s
capacity on original
issuance:                     Principal
Commission or Discount:       $525,000.00


Salomon Smith Barney Inc. has advised Citigroup that it proposes initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.